EXHIBIT C (99.3) SHARES SALE AND PURCHASE AGREEMENT OF PUBLIC JOINT STOCK COMPANY “Mobile TeleSystems” Moscow 2017

This SHARES SALE AND PURCHASE AGREEMENT (hereinafter referred to as – “Agreement”) is made on “6” September 2017 in Moscow.

BETWEEN:

STREAM DIGITAL, a limited liability company, duly incorporated under the laws of the Russian Federation (under main registration number 5157746197791, taxpayer reg. No (INN) 7702395874 / Registration reason code (KPP) 770201001), with the registered office at: Shchepkina Str., 51/4, bld., 2, Moscow,129110, the Russian Federation) hereinafter referred to as the “Purchaser”, represented by General Director Tabatadze Rolandi Varlamovich acting with full corporate authority on the basis of the Charter;

AND

SISTEMA FINANCE S.A., a private company, duly incorporated under the laws of the Grand Duchy of Luxembourg, whose registered office is: 26 avenue Monterey, L-2163, Luxembourg (registration number B 93023), hereinafter referred to as the “Seller”, represented by Executive Director Emile Wirtz;

together referred to as the “Parties” and individually as a “Party” in this Agreement.

WHEREAS:

1

(A) The Purchaser intends until 01 April 2019 or any other date which the Purchaser shall publicly announce together with the Share Buyback Program (as this term is defined herein), to buy the Company’s registered ordinary shares and ADS (as these terms defined herein) for total amount up to 20 000 000 000 (twenty billion) Rubles, via organized trading at Moscow Stock Exchange and/or New-York Stock Exchange, or by way of bilateral contracts, at current trading prices of the Company’s shares and ADS, subject to the terms and conditions of Share Buyback Program, defined at the Company's discretion in accordance with securities market regulator’s rules, applicable to such shares and/or ADS buy-outs (hereinafter “Share Buyback Program”);

(B) The Company intends to provide the Purchaser with necessary funds to achieve Completion (as this term is defined herein) in accordance with this Agreement.

(C) As of the date of this Agreement, the Seller and its affiliates (other than the Company and its subsidiaries) are the registered holders of 977 923 025 (Nine Hundred Seventy-Seven Million, Nine Hundred Twenty-Three Thousand, Twenty-Five) ordinary registered uncertified shares of the Company, representing in aggregate 50,004 per cent of the Company authorized capital, less ordinary registered uncertified shares of the Company, held by the Company's subsidiaries and related companies; and the Seller, as of the date of this Agreement, is a registered holder of 122 781 534 (One Hundred Twenty-Two Million, Seven Hundred Eighty-One Thousand, Five Hundred Thirty-Four) ordinary registered uncertified shares of the Company, representing in aggregate 6,14 per cent of the Company authorized capital;

(D) In order to eliminate exposure to market price fluctuations during organized trading at various stock exchanges (including New-York Stock Exchange and Moscow Stock Exchange), as stated above in clause (А), the Seller intends to refrain from participation in such organized trading, and instead to sell Shares (as this term is defined herein) to the Purchaser in the number, on the terms and conditions defined in this Agreement; and

(E) Each Party entering into, and assuming the obligations under this Agreement, is guided by, and considers other Party’s obligations, representations and guarantees under this Agreement.

IT IS AGREED as follows:

1. Definitions and interpretation

1.1. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to them as follows:

“Shares” means ordinary registered uncertified shares of the Company, registration number of the shares issue 1-01-04715-A, each share having a par value of 0,1 (one tenth) Rubles, in the number defined in accordance to the formula:

Q = (N / (1 – P)) – N, where

Q – number of the Company ordinary shares, to be acquired by the Purchaser from the Seller under this Agreement (fractional numbers shall, in any case, be rounded down to a whole number/whole Share).

N – number of the Company ordinary shares and ADS, actually acquired by the Purchaser from the holders of the Company ordinary shares and ADS, via organized trading at Moscow Stock Exchange and/or New-York Stock Exchange, or by way of bilateral contracts, as defined in clause (A) of the Recitals of this Agreement.

P – actual aggregate percentage ownership of the Seller and its affiliates of the Company shares and ADS less ordinary registered uncertified shares of the Company, held by the Company's subsidiaries and related companies, at the date of the respective shares or ADS buy-out.

“Shares of Lot” or “Lot Shares” means Shares disposed by the Seller and acquired by the Purchaser in accordance with respective Share Buyback Program (as this term is defined below) subsequent to the Purchaser's acquisition of shares and/or ADS from the holders of the Company ordinary shares and/or ADS via organized trading at Moscow Stock Exchange and/or New-York Stock Exchange, or by way of bilateral contracts, within each calendar month following the date of this Agreement.

“ADS” means ordinary registered uncertified shares of the Company in the form of American depositary shares circulating at the New-York Stock Exchange (NYSE).

“Transaction Date” means the date of signing by the Parties of this Agreement.
2

“Completion Date” means respective dates when Transaction have been completed, and Shares of the respective Lot have been transferred from the Seller to the Purchaser.

“Seller Shares Transfer Due Date” means the date when the Registrar / Depositary makes a credit entry to the Purchaser account certifying charging the Shares of the respective Lot to the Purchaser personal account / securities account.

“Depositary” means Depositary of Public Joint Stock Company “MTS-Bank”, State Registration Number 1027739053704, registered address at Prospect Andropova 18, bld 1, 115432, Moscow, or any other depositary notified by the Purchaser to the Seller in accordance with the terms of this Agreement.
“Agreement” and “this Agreement” means this Agreement with all its attachments as amended and restated.

“Seller’s Discharge of Its Shares Transfer Obligations” means discharge by the Seller of its obligations provided by clause 7 hereof.

“Purchaser’s Discharge of Its Shares Payment Obligation” means discharge by the Purchaser of its respective obligation provided by clause 8 hereof.

“Completion” means discharge by the Seller of its obligations to transfer Shares of the respective Lot, and discharge by the Purchaser of its reciprocal obligation to pay the Price of Shares of respective Lot, as provided in clauses 7 and 8 hereof.

“Tax” and “Taxation” means all taxes, duties, royalties or other state charges, including all national, federal, state, local, municipal, foreign and other taxes on income, profit, equity, property, added value, excises, license fees, social tax, withholding tax and other taxes, tax accruals, charges, duties, fees, levies or other public charges of any kind (paid either directly or by withholding, requiring or not requiring filing a tax return to any tax/ or any other, authority

“Encumbrance” means any option or pre-emption right, or any guarantee, pledge, security, assignment, restriction, mortgage, third party claim right, right of retention, arrest or any other action, agreement, arrangement or right that has the same or similar effect, as listed above.

“Company” means a Public Joint Stock Company “Mobile TeleSystems” abbreviated name PJSC MTS, State registration number 1027700149124, taxpayer reg. No (INN) 7740000076 / Registration reason code (KPP) 770901001), with the registered office at: Marksistskaya Street, 4, 109147 Moscow

“Transfer Order” means a document in the Registrar's form (as defined below), instructing the Registrar to make an entry about the transfer to the Purchaser of the ownership to the Shares of Lot (to write off the Shares from the Seller personal account and charge the Shares to the Purchaser personal account).

3

“Seller Depositary Instruction” means a document instructing the Depositary to write off the Shares from the Seller depositary account and transfer the Shares to the Purchaser securities account.

“Purchaser Depositary Instruction” means a document instructing the Depositary to transfer the Shares to the Purchaser securities account from the Seller securities account.
“Share Buyback Program” has the meaning given in the Recitals hereof.

“Acquisition Price” means the acquisition price for the Lot Shares paid by the Purchaser to the Seller, which amount is determined in accordance with clause 3 of this Agreement.
“Business Day” means a day other than a Saturday or Sunday or public holiday in the Russian Federation and the Grand Duchy of Luxembourg, on which banks are open in Moscow and Luxembourg for general commercial business.

“Registrar” means Joint Stock Company “Independent Registrar Company”.

“Transaction” means the sale by the Seller, and the acquisition by the Purchaser, of the Shares (including in respect of the Shares of each Lot) in accordance with this Agreement.
“Purchaser Notice” has the meaning given in clause 7.1 hereof.

“Seller Notice” has the meaning given in clause 7.3 hereof.

“Third Party” (“Third Parties”) means any physical or legal person, including any company, corporation, partnership, non-corporate organizations, which is not a party to this Agreement.

“FCPA” means US Foreign Corrupt Practices Act 1977 (15 U.S.C. §§ 78dd-1, et seq.) as amended and supplemented

“UK Bribery Act” means the Bribery Act 2010 of the United Kingdom, aimed at combating corruption on the national scale and on the level of private companies, as amended and supplemented.

1.2. In this Agreement:

(i) the reference to the provision of any Regulation means this Regulation as amended and restated as of the Transaction Date

(ii) words “include” and “including” means (respectively) “include without limitations” and “including without limitations”;

(iii) headings of the sections and clauses of this Agreement are used for convenience only and shall be ignored in construing this Agreement

2. SUBJECT OF AGREEMENT – SALE AND PURCHASE OF SHARES

4

2.1. Pursuant to the terms, conditions and procedures set forth in this Agreement, the Seller agrees to sell, and assign the property rights to the Shares to the Purchaser, free from any Third Parties’ rights and Encumbrances, judgments, litigations existing or pending in the government and/or judicial bodies against the Seller and/or against Third Parties in respect of the Shares, including, without limitation, in respect of the previous owners of the Shares, together with all property and related non-property rights attached or accruing to the Shares in respect of the Company, and the Purchaser agrees to buy the Shares and pay the Purchase Price to the Seller pursuant to the terms, conditions and procedures set forth in this Agreement. For the purposes of this Agreement the Seller undertakes to sell and assign the property rights to the Shares portion-wise (by Lots of Shares), the number and the purchase price of which shall be calculated in the manner provided in this Agreement

2.2. The Shares are owned by the Seller, and the Seller has the full and unlimited right to dispose of its Shares.

3. PURCHASE PRICE

3.1. The Parties to this Agreement agree that the price to be paid by the Purchaser to the Seller for one Share of a respective Lot shall be the weighted average price of the PJSC MTS paid by the Purchaser to the respective sellers during organized trading at Moscow Stock Exchange and/or New-York Stock Exchange, pursuant to bilateral contracts, based on the current market prices for the Company’s shares and ADS in each respective calendar month following the Transaction Date, and calculated according to the formula:

P = M / S, where

P – Purchase Price according to this Agreement.

M – total amount of funds actually paid for/in respect to the a) shares, and b) ADS within a respective period.

S – total number of Company shares and ADS acquired within corresponding period in accordance with Share Buyback Program,

taking into account that 1 (one) Company ADS is equal to 2 (two) Company shares. In addition, for purposes of the calculation above, the total amount of funds actually paid for the purchase of ADS at the New York Stock Exchange, or by way of bilateral contracts at the market current prices, shall be multiplied by a reduction factor equal to the weighted average over the 30 (thirty) calendar days prior to the calculation of the appropriate Company Share price of the respective Lot of Shares at the Moscow Stock Exchange, divided by the weighted average over the 30 (thirty) calendar days prior to the calculation of the appropriate Company ADS price of the respective Lot of Shares at the New York Stock Exchange, converted in Rubles at the Dollar-to-Ruble exchange rate established by the RF Central Bank on the day of payment in respect of the respective Lot of Shares.

3.2. The Purchase Price shall be paid in Russian rubles by bank transfer to the account of the Seller specified in clause 17 of this Agreement. The obligation of the Purchaser to pay the Purchase Price shall be deemed to have executed at the moment when the Purchase Price (its respective part) is written down from the Purchaser account.

5

3.3. The Purchase Price does not include Registrar / Depositary fees related to the payment of Registrar/Depositary services for the Transaction (including, but not limited to, registration of transfer of ownership to the Shares) paid by the Seller. Each Party shall bear its own costs and expenses in relation to the execution and implementation of this Agreement.

3.4. Each Party is solely liable for the payment of all its Taxes and/or other payments pursuant to this Agreement, which shall be calculated and paid by this Party in accordance with applicable law. The Purchase Price shall cover all possible Taxes to be payable by the Seller for which the Seller is held solely liable. All the payments made by the Purchaser in accordance with this Agreement, include all applicable Taxes related to the Transaction.

4. SELLER REPRESENTATIONS AND WARRANTIES

4.1. Seller Representations (within the meaning of Article 431.2. of the Civil Code of the Russian Federation)

4.1.1. As a material condition for execution by the Purchaser of this Agreement, the Seller hereby represents and warrants to the Purchaser that the following representations are true and valid at the Transaction Date and Completion Date.

4.1.2. Violation of any of representations specified in clause 4 hereof shall be considered as a material breach of this Agreement by the Seller, as this term is defined in Subparagraph 1 of Paragraph 2 of Article 450 of the RF Civil Code and for the purposes of Article 453 of the RF Civil Code.

4.2. Representations (within the meaning of Article 431.2. of the Civil Code of the Russian Federation) with respect to the Seller

4.2.1. The Seller is a legal entity duly established and registered in accordance with the laws of the Grand Duchy of Luxembourg. The Seller is a tax resident of the Grand Duchy of Luxembourg and has full legal capacity and corporate authority required to enter into this Agreement and fulfill the obligations and transactions contemplated hereby.

4.2.2. The Seller is fully authorized registered legal owner of the Shares. While negotiating and performing this Agreement, the Seller is acting on its own behalf, and in capacity of an agent, broker or attorney of any Third Party.

4.2.3. The person signing this Agreement on behalf of the Seller has all necessary power and capacity to act on behalf of the Seller, and its authority with respect of execution and performance of this Agreement is not limited.

4.2.4. Execution of this Agreement and settlement of the Transaction will not breach any of the terms of the Charter or other incorporation documents of the Seller, and will not violate any of the agreements of arrangements entered by the Seller, or any of statutory enactments or court decisions.

4.2.5. There is no court order or injunction currently in force applied to the Seller or to the Shares and prohibiting the Seller to fulfill the conditions of this Agreement.

6

4.2.6. The Seller has procured all consents, approvals which the Seller shall deliver or procure, or ensure their delivery or procuring in connection with this Agreement and Transaction, and they remain valid and in full force.

4.2.7. On the Transaction Date, the Seller has fully met all requirements of the applicable law and regulations related to the sale of its Shares.

4.2.8. Execution of this Agreement and Transaction by the Seller does not violate any laws and regulations applicable to the Seller, and does not constitute any violation of regulations, decisions or orders issued by any state authority or local government institution.

4.2.9. This Agreement establishes a valid and legally binding obligations of the Seller to be performed under the terms of the Contract.

4.3. Representations (within the meaning of Article 431.2. of the Civil Code of the Russian Federation) with respect to the Shares

The Seller provides to the Purchaser the following Representations with respect to the Shares, which are true and valid on the Transaction Date and each following respective Transaction Date:

4.3.1. Shares are validly held by Seller, fully paid in accordance with the current legislation of the Russian Federation, and confer full and unrestricted rights, established by the Federal Law "On Joint Stock Companies" dated 26.12.1995 № 208-FZ.

4.3.2. The Shares are subject to (free of) any Third Parties rights or claims, or Encumbrances, seizures or transactions bans, issued following a court or public authority decision, and are not subject to any judicial, administrative, arbitration or extrajudicial proceedings and (or) disputes. There are no legal grounds that allow to the previous owner of the Shares, any Third Parties, associations and other entities to challenge the ownership right of the Seller and the Buyer with respect to the Shares.

4.3.3. There are no valid proxies and other rights and powers granted (transferred) by the Seller in respect of the Shares (in whole, or in part).

4.3.4. There are no grounds for repossession of the Shares.

4.3.5. The Seller is not involved in any dispute with respect to the Shares. There are no disputes related to the Shares.

4.3.6. There are no Seller’s arrangements with Third Parties regarding: (i) ownership, voting rights or transfer of the Shares (in whole, or in part); (ii) the right to appoint members of the Board of Directors, General Director of the Company.

4.4. Seller liabilities with respect to transactions with Shares

7

4.4.1. Seller agrees during the term of this Agreement not to acquire, directly or indirectly, Shares at organized trading on the Moscow Stock Exchange and/or the New York Stock Exchange. The Seller also undertakes to ensure that its affiliates (excluding, for the avoidance of doubt, the Company and its subsidiaries) do not acquire shares for their benefit at the organized trading on the Moscow Stock Exchange and/or the New York Stock Exchange within the same period, except as provided by the relevant Share Buyback Program.

4.4.2. Seller agrees during the term of this Agreement not to present, directly or indirectly, the Company ordinary shares and/or ADS for sale at the organized trading on the Moscow Stock Exchange and/or the New York Stock Exchange, or by way of bilateral contracts at current trading prices. The Seller also undertakes to ensure that during the term of this Agreement its affiliates (excluding, for the avoidance of doubt, the Company and its subsidiaries) have not presented, for their benefit, directly or indirectly, the Company ordinary shares and/or ADS for sale at organized trading on the Moscow Stock Exchange and/or the New York Stock Exchange or by way of bilateral contracts at current trading prices except as provided by the relevant Share Buyback Program. The restrictions stipulated in this clause shall apply only within the period closed for transactions with the Company shares/ADS, established in accordance with the rules and policies of the Company. Outside the closed period (during the “open period”), if the Seller or its affiliates intend to present, directly or indirectly, the Company ordinary shares and/or ADS for sale at the organized trading on the Moscow Stock Exchange and/or the New York Stock exchange, the Seller shall send to Buyer a written notice specifying the period of when the Company Shares and/or ADS shall be presented for sale at the stock exchange including the number of shares and/or ADS, not later than 3 (three) business days prior to the expected date of these actions.

4.4.3. The Seller undertakes during the term of this Agreement not to sell the Company ordinary shares and/or ADS, other than in accordance with this Agreement. The Seller shall ensure that its affiliates (excluding, for the avoidance of doubt, the Company and its subsidiaries) for its benefit have not sold Company’s shares during the same period, except as provided by the relevant Share Buyback Program. The restrictions stipulated in this clause shall apply only within the period closed for transactions with the Company shares/ADS, established in accordance with the rules and policies of the Company. Outside the closed period (during the “open period”), if the Seller or its affiliates intend to sale, directly or indirectly, the Company ordinary shares and / or ADS, the Seller shall send to Buyer a written notice specifying the period when the Company Shares and/or ADS shall be sold and their number, not later than 3 (three) business days prior to the expected date of these actions.

5. PURCHASER REPRESENTATIONS

5.1. Purchaser Representations (within the meaning of Article 431.2. of the Civil Code of the Russian Federation)

5.1.1. As a material condition for execution by the Seller of this Agreement, the Purchaser hereby represents and warrants to the Seller that the following representations are true and valid at the Transaction Date and Completion Date.

5.1.2. Violation of any of representations specified in clause 5 hereof shall be considered as a material breach of this Agreement by the Purchaser, as this term is defined in Subparagraph 1 of Paragraph 2 of Article 450 of the RF Civil Code and for the purposes of Article 453 of the RF Civil Code.
8

5.2. Representations (within the meaning of Article 431.2. of the Civil Code of the Russian Federation) with respect to the Purchaser
The Purchaser provides to the Seller the following representation (within the meaning of Article 431.2. of the Civil Code of the Russian Federation):

5.2.1. The Purchaser is a legal entity duly established and registered in accordance with the laws of the Russian Federation, it has full legal capacity and corporate authority required to enter into this Agreement and fulfill the obligations and transactions contemplated hereby. While negotiating and performing this Agreement, the Purchaser is acting on its own behalf, and in capacity of an agent, broker or attorney of any Third Party.

5.2.2. The person signing this Agreement on behalf of the Purchaser has all necessary power and capacity to act on behalf of the Purchaser, and its authority with respect of execution and performance of this Agreement is not limited.

5.2.3. Execution of this Agreement and settlement of the Transaction will not breach any of the terms of the Charter or other incorporation documents of the Purchaser, and will not violate any of statutory enactments or court decisions. There is no court order or injunction currently in force applied to the Purchaser and prohibiting the Purchaser to fulfill the conditions of this Agreement. The Purchaser has procured all consents, approvals which the Purchaser shall deliver or procure, or ensure their delivery or procuring in connection with This Agreement and Transaction, and they remain valid and in full force.

5.2.4. Execution by the Purchaser of this Agreement, the performance by the Purchaser of the Transaction does not violate any rule or regulation of any stock exchange applicable to the Purchaser, the Company or any of its affiliate, including the applicable US securities market legislation, and does not constitute a breach of any regulations, decisions or orders of any state authority or local government institution. This Agreement establishes a valid and legally binding obligation of the Purchaser to be performed in accordance with the terms and conditions of this Agreement.

6. provision of documents by the seller and the purchaser

6.1. No later than the Seller Shares Transfer Due Date in relation to a corresponding Lot Shares, the Seller shall transfer to the Purchaser the following documents:

6.1.1. A certificate of the number of shares recorded on the account of the registered person with respect to the Seller that confirms existence of the Lot Shares having no Encumbrances on the Seller's account with the Registrar or an extract from the Seller's depo account related the number of shares recorded on the Seller's depo account that confirms existence of the Lot Shares having no Encumbrances on the Seller's depo account with the Depositary, on the date prior to the Seller Shares Transfer Due Date.

6.2. Not later than 1 (one) Business Day after the Seller Shares Transfer Due Date, the Parties shall provide each other with the following documents received from the Registrar/Depositary:

9

6.2.1. The Seller to the Purchaser: a notice of the transaction carried out on the account/ transaction execution report confirming transfer of the relevant Lot Shares to be purchased by the Purchaser from the Seller's account to the Purchaser's account with the Registrar/Depositary.

6.2.2. The Purchaser to the Seller: notification of the transaction carried out on the account/transaction execution report confirming receipt of the relevant Lot Shares at the Purchaser's account with the Registrar/Depositary.

6.3. On the Transaction Date each Party undertakes to transfer to the other Party (one copy each):
• An extract from the decision of the authorised corporate body of the relevant Party approving execution of the Transaction, certified by such Party.

6.4. The parties agreed that for each transfer of documents under this Agreement, the Parties will draw up and sign a relevant statement of documents transfer specifying the name (list) of the documents transferred.

7. LIABILITies OF THE SELLER AND the PURCHASER related the SHARE TRANSFER

7.1. Based on results of the buy-out of shares and/or ADS of the Company in accordance with the Clause (A) of the Preamble of this Agreement, based on the relevant Share Purchase Plan each calendar month following the date of signing of this Agreement, the Purchaser undertakes, within 5 (five) Business Days from the end of each calendar month, during which the relevant share buy-out and/or ADS of the Company following the date of signing this Agreement has been taking place, to notify the Seller of the number of shares and/or ADS of the Company acquired, of the average price of such shares and/or ADS acquired and of the calculation of the number of Lot Shares to be transferred by the Seller to the Purchaser, as well as their price, in each case calculated under the terms of this Agreement, and also to provide information on the account for transfer of the Lot Shares sold by the Seller and purchased by the Purchaser, opened with the Registrar or the Depositary (hereinafter referred to as the "Purchaser Notice").

7.2. The Seller undertakes to alienate and transfer to the Purchaser the corresponding Lot Shares stipulated in the Purchaser Notice. In case there are objections to the stipulated calculation of the number of Lot Shares and their purchase price, the Seller shall notify the Purchaser within 3 (three) Business Days from the date of receipt of the Purchaser Notice.

7.3. The Seller has the right to unilaterally withhold its obligation to transfer/sell the Shares to the Purchaser following the purchase by the Purchaser of the Company's shares and/or ADS at stock exchange or in the form of bilateral deals at current market prices during any open period (and any calendar month inside such open period) or during a closed period determined in accordance to the Company's regulations and policies by sending a written notice to the Purchaser a) within a period not later than 3 (three) Business Days before the date of the beginning of the relevant calendar month within the open period and/or b) within a period not later than 3 (three) Business days before the beginning date of the respective closed period of the sales of the Company's shares and/or c) on the first day of the open period (if the beginning of the open period is not on the first day of the calendar month) (hereinafter – the "Seller Notice"). In this case, the Seller has no right to demand purchase by the Purchaser, and the Purchaser does not bear any obligations to acquire any Shares of the Seller following the purchase by the Purchaser of the Company's shares and/or ADS at stock exchange or in the form of bilateral deals at current market prices during the entire relevant open period (the corresponding calendar month within the open period in respect of which notification has been sent to the Seller) or a closed period, respectively.

7.4. In the Seller Notice the Seller may establish the minimum Purchase price for one Share, at which the Seller agrees to transfer to the Purchaser the corresponding Lot Shares (the "Minimum Price"). In the event that the Purchase Price for 1 (one) Share determined in accordance with Clause 3.1 of this Agreement and notified to the Purchaser in accordance with the Clause 7.1 of the Agreement is below the Minimum Price, the Purchaser shall have no obligations to purchase from the Seller any Shares of the relevant Lot, and the Seller has no right to demand such purchase.

7.5. For avoidance of doubt, in the event that the Seller does not deliver the Seller Notice to the Purchaser in accordance to the Clause 7.3 above, the Parties recognise that the Seller bears full responsibility for transferring the relevant Lot Shares to the Purchaser during coming closed period without setting of the Minimum Price.

7.6. Within 2 (two) Business Days after the Seller receives the Purchaser Notice in accordance to the Clause 7.1 of this Agreement, the Seller undertakes to sign and transfer to the Registrar /Depositary the Transfer Order/Instruction of the Depositor-Seller and transfer to the Purchaser the corresponding Lot Shares specified in the Purchaser Notice. If the transfer/sale of Shares occurs by use of the Depositary system, the Purchaser shall sign and transfer to the Depositary the Instruction of the Depositor-Purchaser on the date of the Seller's performance of its obligation in accordance with the first sentence (1) of the Clause 7.6 above. The Seller is obliged to promptly provide to the Purchaser a notice of the transaction confirming transfer of all corresponding Lot Shares from the Seller's account to the Purchaser's account or a transaction execution report confirming the transfer of all Shares from the Seller's depo account to the Purchaser's depo account.

10

8. Purchaser 's obligation to pay the acquisition price

8.1. Within 5 (five) Business Days from the Date of Completion of the Seller's obligation to transfer the Shares of the corresponding Lot, the Purchaser is obliged to pay to the Seller the Acquisition Price calculated in accordance to the Clause 3.1, in Russian roubles, to the Seller's settlement account specified in the Clause 17 of this Agreement. The Purchaser's obligation to pay the Purchase Price shall be deemed to have been executed at the time of writing-off of funds in the amount of the Purchase Price from the of the Purchaser's settlement account as specified in the Clause 3.2 of this Agreement.

9. LIABILITY OF THE PARTIES

The Parties are responsible for non-fulfilment of their obligations under this Agreement, as well as for unreliability (violation) of all or part of the assurances about the circumstances provided under this Agreement, in accordance to the current Russian legislation and this Agreement.

10. anti-corruption clause

Neither the Seller nor the Purchaser, nor any person acting on behalf of the Seller or the Purchaser, including any director, partner, manager or employee of the Seller and (or) the Purchaser (i) made on the Transaction Execution Date any direct or indirect illegal payment to any foreign or Russian public official or employee, (ii) did and will facilitate the Seller or the Purchaser violating any anti-corruption legislation applicable to the Parties prohibiting giving bribes to government officials or employees, (iii) pay any bribes or make other illegal payments, and (iv) did conceal from the Seller and/or the Purchaser any information existence of which could significantly affect the legality of the conclusion of this Agreement and the execution of the Transaction. Similar restrictions and provisions are stipulated in the FCPA and/or UK Bribery Act, within the framework of which neither the Seller nor the Purchaser, nor their affiliated persons and other related persons have committed and will perform any action (inaction), which is or may be recognised as a violation or may lead to a violation of FCPA and/or UK Bribery Act by the Seller, the Purchaser or their affiliates.

11

11. force majeure circumstances

11.1. Neither Party shall be liable in the event of failure to perform or untimely or inadequate performance of any obligation under this Agreement, if the failure to comply, untimely or improper performance is due solely to the occurrence and/or force majeure circumstances that directly affected performance of obligations. Force majeure circumstances include, but not limited to, natural disasters, military actions, strikes, revolutions, acts of public authorities, judicial acts, prohibitions that impede the performance of obligations by the Party concerned.

11.2. The Party affected by force majeure circumstances without delay, but no later than 2 (two) Business Days after occurrence of the force majeure circumstances informs the other Party in writing about these circumstances and their consequences (with the return notification of receipt of the message) and accepts all possible measures to minimise the negative consequences caused by these force majeure circumstances as well as fulfil its obligations under the Agreement in full.

11.3. If the impossibility to fully or partially fulfil obligations under this Agreement exists more than 90 (ninety) calendar days, then either Party has a right to unilaterally terminate this Agreement.
12. CONFIDENTIALITY

12.1. All technical, commercial, financial and other information provided by the Parties to each other relating to conclusion and execution of this Agreement is confidential.

12.2. The parties will take all necessary and reasonable measures to prevent disclosure of information to third parties. The Parties are entitled to disclose such information to third parties in the event that such parties are involved in activities requiring knowledge of such information and only to the extent necessary for implementation of this Agreement.

12.3. Restrictions on disclosure of information do not refer to publicly available information or information that has subsequently become publicly available not through a fault of the Parties, as well as information to be submitted to state bodies by virtue of legislative requirements and only with respect to employees of these bodies, as well as information that has become known to a Party from other sources before it is received from the other Party.

12.4. The duty to prove the violation of provisions of this Clause 12 is laid upon the Party that claims such violation.

12.5. Provisions of the Clauses 12.1 to 12.4 of this Agreement shall not apply to information that is subject to mandatory disclosure by the Purchaser and/or its affiliates or the Seller and/or its affiliates in accordance to the rules and requirements of the relevant exchange where securities of the Purchaser, Seller or their affiliates are circulating, as well as to the applicable law.

12

13. APPLICABLE LAW AND DISPUTE RESOLUTION

13.1. This Agreement and all relations arising from it are governed by the laws of the Russian Federation.

13.2. All disputes, disagreements or claims arising from or in connection with this Agreement, including those relating to its execution, violation, termination or invalidity, shall be resolved in the International Commercial Arbitration Court at the Chamber of Commerce and Industry of the Russian Federation in accordance to its Rules, which is considered to be included in this Clause by means of this reference. The arbitral tribunal shall consist of three arbitrators, two of whom shall be appointed by the respective Parties in accordance to the Rules, and the third arbitrator who is the President of the Arbitration shall be appointed by the two arbitrators appointed by the Parties within fourteen (14) days from the time of appointment of the latter. The hearings in the arbitration court are conducted in Russian. The decision of the International Commercial Arbitration Court at the Chamber of Commerce and Industry of the Russian Federation is mandatory, final and binding for the Parties.

14. agreement duration

14.1. The Agreement comes into force from the moment of signing the Agreement by the Parties and is valid during 2 (Two) years from the date of its signing, with exception of the provisions established in the Clause 4 (Assurances and Obligations of the Seller), the Clause 5 (Assurances of the Purchaser), the Clause 9 (Liability of the Parties), the Clause 10 (Anticorruption clause), and the Clause 15 (Notices), which remain in force for 3 (three) years from the Transaction Date, for the Clause 12 (Confidentiality) for 5 (Five) years, and the Clause 13 (Applicable Law and Dispute Resolution) and for the Clause 16 (Other Provisions) it is not limited in time.

14.2. This Agreement may be terminated by a written agreement of the Parties.

15. notices

Any notice given by a Party of this Agreement to any other Party to this Agreement and directly or indirectly related to this Agreement must be in writing and signed by the Party that submits such notice or by its authorised representative. These notices must be transmitted or sent to the appropriate Party to the address below (unless the Party concerned informs the other Party in advance of the change of address in writing) (a) personally (or by courier), (b) by mail that registers the date, the place and the addressee. Any notice delivered in this manner is deemed to be delivered properly at the time of delivery; the documents delivered after 6:00 pm of a Business Day, or on any day not considered as a Business one are deemed to be delivered at 9:00 am of the first subsequent Business Day.

13

When sending notices to the Purchaser: Russian Federation, 129110, Moscow, Shchepkina street 51/4, building 2

To: General Director

Tabatadze R.V.

Mandatory copy: MTS PJSC, Russian Federation, 109147, Moscow, Vorontsovskaya street 5, building 2

To: President of MTS PJSC

Dubovskov A.A.

Director of the Department of Corporate Transactions and Investment Protection

Kolesnikov I.M.

When sending notices to the Seller: Sistema Finance S.A. 26, avenue Monterey L-2163 Luxembourg Emile Wirtz, Managing Director

16. miscellaneous

16.1. Each of the Parties of the Agreement is not entitled to assign its rights and obligations under the Agreement to any third party.

16.2. All and any additions and amendments to this Agreement are only valid if they are made in writing and signed by duly authorised representatives of the Parties. The annexes form an integral part of this Agreement.

16.3. This Agreement represents a full agreement of the Parties on the subject of this Agreement and nullifies and invalidates all other agreements, obligations and assurances that could be made by the Parties prior to the Transaction Date.

16.4. This Agreement is made in Russian in 2 (two) copies having equal legal force, one copy of the Agreement for the Seller, one copy for the Purchaser. Each copy of the Agreement is numbered, bound and sealed by signatures of the Parties.

14

17. DETAILS OF THE PARTIES

PURCHASER: LIMITED LIABILITY COMPANY STREAM DIGITAL

Business address: Russian Federation, 129110, Moscow, Shchepkina street 51/4, building 2

INN 7702395874 KPP 770201001

OGRN 5157746197791

Acc. 40702810900000006471

with MTS-Bank PJSC, Moscow

Corr.acc. 30101810600000000232 BIK 044525232

Intermediary Bank	Bank SWIFT Account Number	MTS Bank MBRDRUMM 30111810800000000000
Beneficiary’s Bank	Bank SWIFT	East-West United Bank S.A. EWUBLULL
Beneficiary’s Name and Account	Name Account Number	Sistema Finance S.A. LU68 0824 1012 0643 1001

IN WITNESS WHEREOF, this Agreement is entered into by duly authorised representatives of the Parties on the date specified above.

For the Seller	For the Purchaser
/s/ Emile Wirtz	/s/ R. Tabatadze
Managing Director Sistema Finance S.A. Wirtz Emile	General Director Stream Digital LLC Tabatadze R.V.

15